Exhibit 99.1

For Immediate Release

Spireon Acquires CalAmp’s LoJack® U.S. Stolen Vehicle Recovery Business

LoJack customers in the U.S. and Canada will benefit from Spireon’s expertise in advanced, GPS-based connected vehicle solutions

IRVINE, Calif. – March 16, 2021 — CalAmp (Nasdaq: CAMP), a global technology solutions pioneer transforming the mobile connected economy, and Spireon, the vehicle intelligence company, today announced that Spireon has acquired the LoJack® U.S. Stolen Vehicle Recovery (SVR) business from CalAmp. The integration of the LoJack U.S. business bolsters Spireon’s position as the leading provider of aftermarket telematics for automotive dealers, while supporting CalAmp’s focus on its strategic global software-as-a-service (SaaS) initiatives.

“Spireon’s decision to acquire the LoJack U.S. business reinforces our longstanding commitment to deliver 24×7 asset visibility and actionable insights that boost profits, protect assets and increase safety and productivity,” stated Kevin Weiss, CEO of Spireon. “The combination of LoJack’s brand equity with Spireon’s modern technology and award-winning customer service and support creates a powerful platform for continued innovation for current and future auto dealers and consumers.”

With Spireon’s Kahu® connected car technology, auto dealers realize a host of benefits including a profit center, improved customer experience, superior service retention, optimized lot management, and accelerated stolen vehicle recovery. The Kahu consumer app allows dealers to stay connected to customers after the sale and grow service revenue, with features including automated push notifications, click-to-call scheduling, and direct links back to the dealer’s website.

“On the heels of our previous plans to wind down the LoJack U.S. business, the opportunity with Spireon allows us to seamlessly transition customers to a leading provider of aftermarket GPS and sensor-based telematics,” said Jeff Gardner, CalAmp president and CEO. “Aligned with the commitment we made to customers in December as well as to public safety, we have entered into a cooperative service arrangement with Spireon for a defined time period to ensure the uninterrupted quality of service during the transition that customers have come to expect from the LoJack brand. Spireon’s expertise and track record of success in delivering best-in-class connected car and stolen vehicle recovery technology make it the ideal company to steward the future of the LoJack U.S. business. The deal also supports the achievement of CalAmp’s financial objectives and helps to further accelerate our transformation to a global SaaS solutions provider.”

CalAmp will retain and continue to expand LoJack International, which operates as a subscription-based SaaS business, and CalAmp will also retain ownership of the LoJack patents and trademarks.

“We’re excited to have LoJack users join nearly 4 million active subscribers from over 20,000 current Spireon customers,” noted Brian Skutta, Spireon president of automotive. “We’re confident they will value our comprehensive solution capabilities that go beyond stolen vehicle recovery to include lot management, F&I profit growth, and customer retention.”

Additional details regarding the transaction will be disclosed by CalAmp in an 8-K to be filed with the SEC as early as Tuesday, March 16, 2021.

About Spireon

Spireon, the vehicle intelligence company, is the leading provider of aftermarket telematics solutions in North America. By equipping cars, trucks, trailers and other mobile assets with GPS devices and sensors, Spireon turns any vehicle into a connected vehicle. Award-winning products GoldStar, Kahu and FleetLocate deliver 24×7 asset visibility and actionable insights to auto dealers, lenders, transportation companies, service fleet managers, rental car companies and consumers to increase safety and productivity, boost profits and protect assets. Spireon’s NSpire IoT platform powers all Spireon solutions, supporting nearly 4 million active subscribers and processing more than 1 billion data events each month. Learn more at www.spireon.com.

About CalAmp

CalAmp (Nasdaq: CAMP) is a global technology solutions pioneer transforming the mobile connected economy. We help reinvent business and improve lives around the globe with technology solutions that streamline complex mobile IoT deployments and bring intelligence to the edge. Our software and subscription-based services, scalable cloud platform and intelligent devices collect and assess business-critical data from mobile assets and their contents. We call this The New How, facilitating efficient decision making, optimizing mobile asset utilization and improving road safety. Headquartered in Irvine, California, CalAmp has been publicly traded since 1983 and has 20 million products installed and over 1.3 million software and services subscribers worldwide. LoJack®, Tracker™ and Here Comes The Bus® are CalAmp brands. For more information, visit calamp.com, or LinkedIn, Facebook, Twitter, YouTube or CalAmp Blog.

CalAmp, LoJack, TRACKER, Here Comes The Bus, Bus Guardian, iOn Vision and associated logos are among the trademarks of CalAmp and/or its affiliates in the United States, certain other countries and/or the EU. Any other trademarks or trade names mentioned are the property of their respective owners.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of federal securities laws.  Words such as “expect” and “intend” and similar expressions identify forward-looking statements, which include but are not limited to statements related to CalAmp and its business; Spireon’s operation of the LoJack U.S. business subsequent to the close of the proposed transaction.  CalAmp cautions you that these statements are not guarantees of future performance and are subject to numerous evolving risks and uncertainties that neither CalAmp nor Spireon may be able to accurately predict or assess, including those in each of the  risk factors that CalAmp has identified in its most recent annual reports on Form 10-K for the year ended February 29, 2020, and any updates thereto in each of their respective quarterly reports on Form 10-Q and current reports on Form 8-K.  CalAmp cautions you not to place undue reliance on the forward-looking statements included herein, which speak only as of the date of this press release, and CalAmp undertakes no obligation to update this information.

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CalAmp Media Inquiries	CalAmp Investor Inquiries	Spireon Media Inquiries
John Conrad	Leanne K. Sievers	Kelsey Duke
Merritt Group	Shelton Group	Havas Formula
571.213.1554	949.224.3874	619.234.0345
conrad@merrittgrp.com	sheltonir@sheltongroup.com	spireon@havasformula.com